EXHIBIT 10.3
NEWELL BRANDS SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

AMENDMENT NO. 2

THIS AMENDMENT NO. 2 is made by Newell Operating Company, a Delaware corporation, ("NOC") to the Newell Brands Supplemental Employee Savings Plan (the "Plan"), which was established effective January 1, 2018, and most recently amended effective January 1, 2020.
WITNESSETH:

WHEREAS, NOC sponsors and maintains the Plan for the exclusive benefit of eligible employees of NOC and of certain of its affiliates who are participating employers; and
WHEREAS, under Section 8.1 of the Plan, the Plan may be amended by resolution or written instn1ment approved by the Board of Directors of NOC (the "Board"); and
WHEREAS, the Board has determined that it is appropriate to amend the Plan, effective March 1, 2022, to reflect the Board's reorganization of the committees responsible for the administration of the Plan and delegation of duties to the Benefits Administration Committee and the Benefits Investment Committee;
NOW, THEREFORE, the Board hereby amends the Plan as follows, to be effective as of March 1, 2022.
1.Section 1.20 is deleted in its entirety and the following new Section 1.11 inserted in lieu thereof:

"1.20    "Committee" means either the BAC and/or BIC, subject to their respective charters."

2.Section 1.32 is deleted in its entirety and the following new Section 1.28 inserted in lieu thereof:

EXHIBIT 10.3
"1.32    "[Reserved]"

3.Section 7.1 is deleted in its entirety and the following new Section 7.1 inserted in lieu thereof:

"7.1    Company Responsibility and Delegation to the BAC and the BIC.

(a)The Company. The Company shall be responsible for and shall control and manage the operation and administration of the Plan. The Company shall have sole responsibility for crediting contributions or requiring Participating Employers to credit contributions provided under the Plan, determining the amount of contributions, establishing the Committees, appointing and removing members of the Committees, and an1ending or terminating the Plan. Any action by the Company under this Plan shall be made by resolution of its Board of Directors, or by any person or Committee duly authorized by resolution of the Board of Directors to take such action.

(b)[.Reserved].

(c)U.S. Benefits Administration Committee. The Benefits Administration Committee, known as the "BAC," has been established and authorized to act as the agent of the Company in performing the duties of administering and operating the Plan. The BAC shall be subject to service of process on behalf of the Plan. The members of the BAC may be officers, directors or Employees of the Company or any other individuals. Any member of the BAC may resign by delivering a written resignation to the Company and to the BAC. Vacancies in the BAC arising by resignation, death, removal or otherwise, shall be filled by the Board or their delegates.

(d)U.S. Benefits Investment Committee. The Benefits Investment Committee, known as the "BIC," has been established and authorized to act as the agent of the Company to administer the investment aspects of the Plan. The members of the BIC may be officers, directors, or Employees of the Company or any other individuals. Any member of the BIC may resign by delivering a written resignation to the Company and to the BIC. Vacancies in the BIC arising by resignation, death, removal or otherwise, shall be filled by the Board or their delegates."

4.Except as specifically amended above, the Plan shall remain unchanged and, as amended herein, shall continue in full force and effect.
5.This Amendment No. 2 to the Plan is effective March 1, 2022.

EXHIBIT 10.3
IN WITNESS WHEREOF, NOC has caused this Amendment No. 2 to the Plan to be executed by its duly authorized representative.
Newell Operating Company

Dated: June 7, 2022    /s/ Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary